Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Sep-03	Aug-03	Jul-03
Yield	15.40%	16.37%	15.59%
Less: Coupon	1.94%	1.96%	1.96%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.59%	5.57%	5.41%
Excess Spread	6.37%	7.34%	6.72%

Three Month Average Excess Spread	6.81%	7.12%	6.80%

Delinquency:
30 to 59 days	1.28%	1.20%	1.22%
60 to 89 days	0.89%	0.85%	0.85%
90 + days	1.88%	1.85%	1.87%
Total	4.05%	3.90%	3.94%

Payment Rate	17.74%	19.55%	18.24%